                                   EXHIBIT 4.5
                                   -----------

                       STOCK APPRECIATION RIGHTS (SAR) PLAN
                       ------------------------------------

A.   PURPOSE AND SCOPE
     The purpose of this Plan is to provide an incentive for directors of Enterbank Holdings, Inc. (herein called the "Company") and its Subsidiaries to expand and improve the profits and prosperity of the Company and its Subsidiaries, and to assist the Company and its Subsidiaries in attracting and retaining directors through the grant of Stock Appreciation Rights related to those Options.

B.   DEFINITIONS
     Unless otherwise required by the context:
     1.   "Board" shall mean the Board of Directors of the Company.
     2. "Committee" shall mean the Stock Appreciation Rights Committee, which is appointed by the Board, and which shall be composed of three members of the Board.
     3.  "Company" shall mean Enterbank Holdings, Inc., a Delaware corporation.
     4.  "Code" shall mean the Internal Revenue Code of 1986, as amended.
     5. "Participant" shall mean a legal director or advisory director of the Company, or any Subsidiary of the Company, to whom Stock Appreciation Rights are granted under the Plan.
     6. "Plan" shall mean this Enterbank Holdings, Inc. Stock Appreciation Rights Plan.
     7.  "Stock" shall mean the common stock of the Company, par value $.01.
     8. "Stock Appreciation Right" (SAR) shall mean a right to receive cash or Enterbank common stock (at the Company's sole discretion) granted pursuant to Section D of the Plan.
     9. "Subsidiary" shall mean a subsidiary corporation of the Company, as defined in Sections 425(f) and 425(g) of the Code.

C.   ADMINISTRATION
     The Plan shall be administered by a three person Committee (the CEO and two other individuals). Two members of the Committee shall constitute a quorum for the transaction of business. The Committee shall be responsible to the Board for the operation of the Plan, and shall make recommendations to the Board with respect to participation in the Plan by directors of the Company and its Subsidiaries, and with respect to the extent of that participation. The interpretation and construction of any provision of the Plan by the Committee shall be final, unless otherwise determined by the Board. No member of the Board or the Committee shall be liable for any action or determination made by him in good faith.

D.   STOCK APPRECIATION RIGHTS
     The Board may, upon recommendation of the Committee, grant Stock Appreciation Rights to Participants at any time and from time to time to new Participants, or to then Participants or to a greater or lesser number of Participants, and may include or exclude previous Participants, as the Board may upon recommendation by the Committee determine. Stock Appreciation Rights granted at different times need not contain similar provisions. Such Stock Appreciation Rights shall be evidenced by agreements in such form as the Board shall from time to time approve. The Board may grant SARs at a reasonable market value per share to be determined by the Board. The Board may use a fair price per share and grant on that date or a date to be set by the Board. Such agreements shall comply with, and be subject to, the following terms and conditions:

     1. Directorship. The Board may, in its discretion, include in any Stock Appreciation Rights granted under the Plan a condition that the Participant shall agree to remain a director of, and to render services to, the Company or any of its Subsidiaries for a period of time (specified in the agreement) from the date the Stock Appreciation Rights are granted. No such agreement shall impose upon the Company or any of its Subsidiaries, however, any obligation to keep as a director the Participant for any period of time. Directors otherwise compensated as by the Company may not be eligible to receive SARs. Non-employee directors that are eligible for the Plan must attend a majority (greater than 50%) of meetings held for vesting to occur in that period.

     2. Grant. The number of Stock Appreciation Rights granted to a Participant shall be equal to the number of shares of stock which shall be specified in the grant of the Stock Appreciation Rights. The number of Stock Appreciation Rights held by a Participant shall be reduced by the number of Stock Appreciation Rights exercised for cash or Company stock under the Stock Appreciation Rights agreement.

     3. Manner of Exercise. A Participant shall exercise Stock Appreciation Rights by giving written notice of such exercise to the Company. The date upon which such written notice is received by the Company shall be the exercise date for the Stock Appreciation Rights.

     4. Appreciation Available. Each Stock Appreciation Right shall entitle a Participant to the following amount of appreciation - the excess of the fair market value of a share of Stock on the exercise date over the fair market value of a share of Stock on the date of grant of the Stock Appreciation Rights. The total appreciation available to a Participant from any exercise of Stock Appreciation Rights shall be equal to the number of Stock Appreciation Rights being exercised multiplied by the amount of appreciation per Right determined under the preceding sentence. Fair market value, as of any date and in respect of any shares of Stock, means the closing price on such date or a value that shall be determined by the Committee in such manner as it shall deem appropriate.

     5. Payment of Appreciation. The total appreciation available to a Participant from an exercise of Stock Appreciation Rights shall be paid to the Participant in cash or Company stock, at the Company's sole discretion, in an amount equal to the amount of appreciation determined under Paragraph 4, above.

     6. Limitations Upon Exercise of Stock Appreciation Rights. Stock Appreciation Rights may be exercised only at such times and by such persons as specified in the Stock Appreciation Rights Agreement.

     7. Vesting. Vesting will be based upon two factors 1) time and 2) performance of the unit with which the recipient is associated (ie. Enterbank Holdings, Clayton Bank, Sunset Hills Bank, St. Peters Bank, EFA/Trust, or other any other unit which may be applicable under the terms of the Plan). Each director will vest in 10% of the total SARs granted annually with the first 10% occurring 12 months from the original grant date. In addition, SARs will vest annually based upon the annual unit performance of the recipient's respective unit: 5% for threshold performance, 10% for target performance and 25% for maximum performance. The performance level is determined by the Board upon review of the fiscal year performance of the unit. In the event that a director is granted SARs in the middle of the fiscal year, the performance vesting element will be prorated and determined by the Board.

E.   TERMINATION OF EMPLOYMENT
     Except as provided in Section F below, if a Participant ceases to be a director of the Company or any of its Subsidiaries, his Stock Appreciation Rights shall terminate immediately. The Committee may cancel Stock Appreciation Rights at any time if the Participant engages in activities contrary, in the opinion of the Committee, to the best interests of the Company or any of its Subsidiaries. Any determination of the Committee shall be final and conclusive, unless overruled by the Board.

F.   RIGHTS IN EVENT OF DEATH
     If a Participant dies while employed by the Company or any of its Subsidiaries, or within three months after having retired with the consent of the Company or any of its Subsidiaries, and without having fully exercised his Stock Appreciation Rights, the executors or administrators, or legatees or heirs, of his estate shall have the right to exercise such Stock Appreciation Rights to the extent that such deceased Participant was entitled to exercise the Stock Appreciation Rights on the date of his death; provided, however, that in no event shall the Stock Appreciation Rights be exercisable more than five years from the date they were granted.

G.   NO OBLIGATION TO EXERCISE STOCK APPRECIATION RIGHTS
     The granting of Stock Appreciation Rights shall impose no obligation upon the Participant to exercise such Stock Appreciation Rights.

H.   NON-ASSIGNABILITY
     Stock Appreciation Rights shall not be transferable other than by will or by the law of descent and distribution, and during a Participant's lifetime shall be exercisable only by such Participant.

I.   EFFECT OF CHANGE IN STOCK SUBJECT TO THE PLAN
     The number of related Stock Appreciation Rights shall be proportionately adjusted for any increase or decrease in the number of issued shares of Stock subsequent to the effective date of the Plan resulting from (1) a subdivision or consolidation of shares or any other capital adjustment, (2) the payment of a stock dividend, or (3) other increase or decrease in such shares effected without receipt of consideration by the Company. If the Company shall be the surviving corporation in any merger or consolidation, any Stock Appreciation Rights shall pertain, apply, and relate to the securities to which a holder of the number of shares of Stock equal to the Stock Appreciation Rights held by the Participant would have been entitled after the merger or consolidation. Upon dissolution or liquidation of the Company, or upon a merger or consolidation in which the Company is not the surviving corporation, all Stock Appreciation Rights outstanding under the Plan shall terminate; provided, however, that each Participant (and each other person entitled under Section F to exercise Stock Appreciation Rights) shall have the right, immediately prior to such dissolution or liquidation, or such merger or consolidation, to exercise such Participant's Stock Appreciation Rights in whole or in part, but only to the extent that such Stock Appreciation Rights are otherwise exercisable under the terms of the Plan.

J.   AMENDMENT AND TERMINATION
     The Board, by resolution, may terminate, amend, or revise the Plan with respect to Stock Appreciation Rights not yet granted. Neither the Board nor the Committee may, without the consent of the holder of Stock Appreciation Rights, alter or impair any Stock Appreciation Rights previously granted under the Plan, except as authorized herein. Unless sooner terminated, the Plan shall remain in effect for a period of five years from the date of the Plan's adoption by the Board. Termination of the Plan shall not affect any Stock Appreciation Rights previously granted.

K.   EFFECTIVE DATE OF PLAN
     The Plan shall be effective April 1, 1999, which is the date the Board approved the Plan.

L.   SEVERABILITY
     In the event any parts of this Plan are found to be void, the remaining provisions of this Plan shall be binding with the same effect as though the void parts were deleted.

M.   DIRECTORSHIP RIGHTS
     Nothing in the Plan or an Option shall be construed as giving the Participant the right to be a director of the Company, and he shall be subject to discharge at any time to the same extent as if the Plan had not been adopted.

N.   NOTICE
     Any notice to the Company provided in this Plan or an Option Agreement shall be addressed to it in care of the Chief Financial Officer at 150 N. Meramec, Clayton, Missouri 63105, and any notice to a Participant shall be addressed to the Participant at the current address. Any notice shall be deemed duly given when properly addressed and posted by registered or certified mail, postage prepaid.

O.   TERMS
     Terms in the masculine shall be deemed to include the feminine, and terms in the singular shall be deemed to include the plural, and vice versa, wherever the context so admits or requires.

P.   HEADINGS
     The headings are for convenience only and shall not be utilized to interpret the Plan.

Q.   GOVERNING LAW
     The Plan shall be subject to and governed by the laws of Missouri and is adopted on behalf of the Company this 1st day of April, 1999.

                               EXHIBIT 4 CONTINUED
                               -------------------

                    STOCK APPRECIATION RIGHTS (SAR) AGREEMENT

             ENTERBANK HOLDINGS, INC. STOCK APPRECIATION RIGHTS PLAN
             -------------------------------------------------------

     A. A STOCK APPRECIATION RIGHTS AGREEMENT for a total of ------ Stock Appreciation Rights which are equivalent to ------ shares of Common Stock, par value $.01, of Enterbank Holdings, Inc., a Delaware corporation (herein the "Company") is hereby granted to ------------------------------ (herein the
"Participant"), subject in all respects to the terms and provisions of Enterbank Holdings, Inc. Stock Appreciation Rights Plan (herein the "Plan"), dated April 1, 1999, which has been adopted by the Company and which is incorporated herein by reference. The Participant hereby certifies that as of the date of this agreement the Participant is associated with the ------------- ----------------- unit for vesting purposes being either the Company or a subsidiary thereof.

     B. The fair market value of a share of Common Stock as determined by the Board of Directors of the Company for the purposes of this Agreement is $------ per share.

     C. This Agreement may not be transferred in any manner otherwise than by will or the laws of descent and distribution, and may be exercised during the lifetime of the Participant only by him. The terms of this Agreement shall be binding upon the executors, administrators, heirs, successors, and assigns of the Participant.

     D. This Agreement may not be exercised more than five (5) years from the date of its grant, and may be exercised during such term only in accordance with the terms of the Plan.

Dated: --------------------
                                            ENTERBANK HOLDINGS, INC.

                                            By: --------------------------
                                                Chief Executive Officer

ATTEST:

The Participant acknowledges receipt of a copy of the Plan, a copy of which is annexed hereto, and represents that he is familiar with the terms and provisions thereof. The Participant hereby accepts this Option subject to all the terms and provisions of the Plan. The Participant hereby agrees to accept as binding, conclusive, and final all decisions and interpretations of the Board of Directors and, where applicable, the Stock Appreciation Rights Agreement Committee, upon any questions arising under the Plan. As a condition to the grant of Stock Appreciation Rights under this Agreement, the Participant authorized the Company to withhold in accordance with applicable law from any regular cash or Company stock compensation payable to him any taxes required to be withheld by the Company under Federal, State or Local law as a result of his exercise of this Agreement.

Dated: ---------------, 199----.

                                            ---------------------------------
                                            Participant